Exhibit 18.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-81697 and 333-55522) pertaining to the 1998 Long Term Stock Incentive Plan, 1998 Executive Officer Incentive Plan and 2000 Stock Incentive Plan of Zilog, Inc. of our report dated January 26, 2001, with respect to the consolidated financial statements and schedule of Zilog Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

/s/Ernst & Young LLP

San Jose, California

March 29, 2001